CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS
OF
NON-VOTING CONVERTIBLE PREFERRED STOCK
OF
SAYA INTERNATIONAL CORPORATION

(Puruant to Section 151 of the General Corporation Law of the State of Delaware)

     SAYA INTERNATIONAL CORPORATION, a corporation organized under and existing under the laws of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: The name of the Corporation is Saya International Corporation. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7th, 2014. A Certificate of Amendment to the Certificate of Incorporation was filed on May 15th, 2017. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 12th, 2018.

     SECOND: The Corporation's Certificate of Designations of Non-Voting Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on June 12th, 2018.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law adopted resolutions to amend Section 1, Section 2, Section 3, Section 4, Section 5, Section 6, Section 7 and Section 8 of the Certificate of Designations of Non-Voting Convertible Preferred Stock to read in their entirety as follows:

     Section 1. Designation and Amount. The shares of this series shall be designated as "Non-Voting Convertible Preferred Stock" (the "Convertible Preferred Stock") and the number of shares constituting the Convertible Preferred Stock shall be one thousand (1,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Convertible Preferred Stock.

     Section 2. Dividends. Holders of shares of the Convertible Preferred Stock shall not be entitled to dividends.

     Section 3. Voting Rights. Holders of shares of the Convertible Preferred Stock shall have no voting rights on any Corporation matter.

     Section 4. Reacquired Shares. Any shares of the Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein or in any other Certificate of Designations creating a series of preferred stock or any similar stock or as otherwise required by law.

     Section 5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution, shall be made to the holders of shares of stock ranking junior to the Convertible Preferred Stock unless, prior thereto, the holders of shares of the Convertible Preferred Stock shall have received one hundred dollars ($100.00) per share. In the event the net assets of the Corporation are not sufficient to return the one hundred dollars ($100.00) per share to the holder of the Convertible Preferred Stock, each such holder shall share pro-rata in proportion to the dollar amount of the par value of their respective holdings.

     Section 6. Rank. The Convertible Preferred Stock shall rank, with respect to the distribution of assets, junior to all other series of the Corporation's Preferred Stock.

     Section 7. Conversion. The Convertible Preferred Stock may be converted at any time, at the option of the holder, into Common Stock upon the presentation of a duly executed Convertible Preferred Stock certificate with instructions to convert said shares into Common Stock. The Convertible Preferred Stock shall be convertible as follows:

     (a) The Convertible Preferred Stock may be converted into Common Stock at a conversion price of one hundred dollars ($100.00) per share. With a liquidation value of one hundred dollars ($100.00) for the Convertible Preferred Stock, this equates to a one-for-one exchange ratio.

     Section 8. Transferability. The Convertible Preferred Stock, and any interest therein, may not be transferred, assigned or otherwise disposed of without the prior approval of the Board of Directors of the Corporation. Any attempted transfer, assignment or other disposition in violation of this provision shall be void and of no force or effect.

     FOURTH: This Certificate of Amendment to Certificate of Designations of Non-Voting Convertible Preferred Stock was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested this 7th day of August, 2020.

SAYA INTERNATIONAL CORPORATION

/s/ William Wassink

____________________

Name: William Wassink

Title: Chairman of the Board of Directors

/s/ Cheryl Marshall

____________________

Name: Cheryl Marshall

Title: Secretary